SCHEDULE 14A INFORMATION PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

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/ /	Preliminary Proxy Statement
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PUTNAM Tax Free-Health Care Fund (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Q&A on proxy statement filing for Putnam Tax-Free Health Care Fund

In June 2006, proxy materials will be mailed to shareholders of Putnam Tax-Free Health Care Fund. This Q&A contains information on the two proposals in the proxy, including a proposal to covert the fund into an open-end fund.

When is the shareholder meeting?

The Annual Meeting of Shareholders of Putnam Tax-Free Health Care Fund is scheduled for 11:00 a.m. on July 31, 2006, at the offices of the fund on the 8th floor of One Post Office Square, Boston, MA 02109.

What proposals are included in the proxy?

1. A proposal to fix the number of Trustees at 11 and to elect your fund’s nominees for Trustees.

Currently, 12 Trustees serve on the board of each Putnam fund. One current Trustee, John H. Mullin, III, is retiring effective June 30, 2006 and is not standing for reelection. This proposal asks shareholders to consider two things: fixing the number of Trustees at 11 and electing 11 of the current Trustees on Putnam Tax-Free Health Care Fund’s board. Closed-end funds are required to hold annual shareholder meetings for the purpose of electing Trustees. Details about each of the Trustees/nominees and their professional background are included in the proxy materials. Nine of these 11 Trustees, including the Chairperson, are Independent Trustees, which means they are not affiliated with the investment advisor (i.e., Putnam Management).

2. A proposal to convert the fund into an open-end investment company, or otherwise enable shareholders to realize the net asset value of their shares.

This shareholder proposal requests that the Trustees convert the fund to an open-end investment company or consider other means by which shareholders might receive the net asset value of their shares. The shareholder bringing this proposal for action cites the discount at which the fund’s shares traded early in 2006 as the primary reason in support of the proposal.

How do your fund’s Trustees recommend that shareholders vote on these proposals?

The Trustees recommend that you vote for proposal 1 and against proposal 2.

Why are the Trustees recommending a vote against the conversion outlined in proposal 2?

The Trustees believe that, as a closed-end fund, Putnam Tax-Free Health Care Fund offers a number of potential investment benefits that converting to open-end status would effectively negate. These benefits include the ability to maintain a stable pool of assets and remain more fully invested in longer-term, higher-yielding securities than would be possible if the fund was an open-end fund, as well as the potential to use investment leverage. The Trustees have reviewed the fund’s investment performance, the unique composition of the fund’s investment portfolio relative to other closed- and open-end funds, and information about the possible advantages and disadvantages of converting to an open-end fund. The Trustees believe that the continued operation of the fund as a closed-end fund is in the best long-term interests of the fund’s shareholders, and recommend a vote against the conversion of the fund to open-end status or otherwise permitting shareholders to realize the net asset value of their shares. The Trustees also considered the fact that the fund, as a closed-end fund, has the potential to engage in investment leverage by issuing preferred shares, which in certain market conditions may increase the yield to the fund’s common shareholders.

What are the benefits of maintaining the fund’s closed-end status?

The Trustees believe that the fund’s closed-end status gives the investment advisor certain flexibilities that would be compromised if the fund converted to open-end status. For example, the shares of closed-end funds are not redeemable like open-end fund shares, which means closed-end funds do not need to maintain investments in short-term, lower-yielding investments in anticipation of possible redemptions. Similarly, because they are not subject to sales and redemptions, closed-end funds do not experience the types of cash flow fluctuations that can require an open-end fund to invest new cash acquired through sales — or sell securities to meet redemptions — at inopportune times.

Would fund expenses be affected by a conversion to open-end status?

The Trustees believe the conversion to open-end status would likely increase fund expenses. For example, if the fund were to convert to open-end status, the Trustees would consider recommending certain steps for marketing the fund’s shares effectively. These would include the adoption of a distribution, or 12b-1, plan, which would permit the funds to pay annual distribution fees of up to 0.35% of average annual net assets to Putnam Retail Management for the marketing support associated with selling fund shares. Putnam open-end funds currently pay 12b-1 fees of 0.25% on class A shares.

Furthermore, the Trustees believe that a conversion to open-end status would increase the possibility of redemptions by existing shareholders of the fund. This would cause the fund to shrink following conversion, resulting in an increased expense ratio for remaining shareholders. If shareholders were to approve a proposal to convert to open-end status, the Trustees would reserve the right to impose redemption fees on shares redeemed within a specified time following conversion, but there is no guarantee that such a measure would significantly reduce redemptions. Most of the open-end Putnam funds are subject to a 2% redemption fee on sales (by redemption or exchange) of shares within 5 calendar days of purchase. If the fund converted to open-end status, the Trustees expect to approve a similar redemption fee as an ongoing feature of the fund.

Are there potential tax consequences if the fund converts?

If the investment manager needed to sell securities to meet redemptions, there might be adverse tax consequences for the remaining shareholders. If the fund sells securities and realizes a gain for tax purposes, the fund may be required to make distributions of the taxable gain to remaining shareholders, who would then be liable themselves for tax on such gains.

Would there be an effect on the fund’s yield if the fund converts?

A conversion could result in a lower yield for remaining shareholders in light of the reduced investment flexibility that comes with open-end status. (There is no guarantee, however, that the fund’s yield would be affected at all.) A reduction in yield would be inconsistent with the fund’s investment objective of seeking high current income.

What other measures could the Trustees take that would enable shareholders to realize the net asset value of their shares?

In addition to requesting that the Trustees convert the fund to open-end status, the proposal asks the Trustees to alternatively consider taking other steps that would enable shareholders to realize the net asset value of their shares. These steps might entail such measures as merging the fund into an open-end fund, liquidating the fund and distributing its assets, or engaging in a tender offer to repurchase fund shares. In all cases, though, the only way to ensure that all shareholders could realize the net asset value of their shares is to eliminate the closed-end structure of the fund.

Why have the fund’s shares been trading at a discount?

In reviewing the trading information for your fund, the Trustees took into account the fact that its shares have consistently traded at a discount to net asset value over the past few years. However, there is no definitive reason why closed-end funds trade at a discount or a premium. When a fund trades at a discount, it is usually reflective of lower demand on the part of investors. Demand for closed-end funds can fluctuate based on, among other things, interest-rate cycles, other market conditions, or perceptions of a fund’s investment advisor. The Trustees reviewed the possible causes and effects of discounts, which are discussed at greater length in the proxy materials, and noted that discount levels for the fund have fluctuated over the years and that, for some periods, fund shares have traded at substantially lower discounts or at premiums.

What are the possible advantages of converting the fund to open-end status?

A possible consequence of a conversion to open-end status is a decrease in the fund’s expense ratio that could result if either fund grew significantly in size as a result of net sales of new shares. As an open-end fund, the fund would continuously offer new shares to the public. If more new shares were sold than were redeemed, the fund could grow in size, potentially resulting in a lower effective management fee and a lower expense ratio.

Would converting to open-end status improve the fund’s investment performance?

The Trustees do not believe that the fund’s investment performance at net asset value will be significantly affected if it converted to open-end status. It is possible that the yield of the fund could decrease following conversion. The fund’s investment objectives and principal investment strategies would remain the same if the fund converted. As described above, if the fund was to grow significantly after conversion through sales of new shares, the fund’s expense ratio could decline, which would increase returns.

What are the principal differences between a closed-end and an open-end fund?

* Closed-end funds raise their capital through an initial public offering and generally do not — except through leveraging strategies — raise additional capital after that time. Closed-end funds therefore have limited opportunities to gain additional economies of scale through growth of assets. At the same time, because shares of closed-end funds cannot be redeemed, the risk of higher expense ratios resulting from a decline in assets is also limited. Open-end funds, by contrast, generally engage in a continuous public offering of their shares, which provides the opportunity for growth of assets and reduced expense ratios. However, because shares of open-end funds are generally redeemable at any time, open-end funds face the risk of higher expense ratios if significant redemptions are not offset by sales of new shares.

* Shares of closed-end funds are not redeemable but are bought and sold at current market prices on the stock exchanges on which they are listed. Shares of open-end funds, by contrast, may be redeemed at any time at their net asset value, less any applicable redemption fee.

* Both closed-end and open-end funds are subject to the same regulatory requirements that are enforced by the Securities and Exchange Commission (SEC). Closed-end funds, however, are listed on securities exchanges, such as the New York Stock Exchange and the American Stock Exchange. Unlike closed-end funds, open-end funds are required to maintain current registrations under federal and state securities laws, which involve additional ongoing costs to open-end funds.

* As noted above, the cash flows associated with sales and redemptions of open-end fund shares, as well as the need to maintain cash reserves in anticipation of possible redemptions, might tend to reduce the investment flexibility of open-end funds. In addition, closed-end funds are afforded more flexibility under the Investment Company Act of 1940 compared to open-end funds to use various forms of leverage, including borrowing money from banks and other lenders.

If proposal 2 is not approved, will the fund continue in its current form?

Yes. In the event that shareholders do not approve the conversion of the fund to open-end status, the fund would continue to operate as a closed-end fund.

What will happen if proposal 2 is approved?

The shareholder proposal is phrased as a request and, if it passes at the Annual Meeting of Shareholders, would not automatically transform your fund into an open-end investment company or otherwise effect any structural change. Instead, it would present the Trustees with a formal request from shareholders to open-end the fund. As discussed in more detail in the proxy materials, the Trustees would thus, in the event of approval of proposal 2, exercise the fiduciary duty in deciding what action, if any, would be in the best interests of all shareholders under the circumstances.

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Putnam Retail Management	236088 6/06